Exhibit 10.18

ABC BANCORP
JOINT MARKETING AGREEMENT

This Agreement is entered into as of this 19th day of December, 2002 by and between MBNA AMERICA BANK, N.A., a national banking association having its principal place of business in Wilmington, Delaware (“MBNA”), and ABC BANCORP, a Georgia corporation having its principal place of business in Moultrie, Georgia  (“ABC”), for themselves and their respective successors and assigns.

1.          DEFINITIONS

In addition to the terms specifically defined elsewhere in this Agreement, when used in this Agreement, the term:

(a)        “ABC Affiliate” means any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, ABC.

 (b)       “ABC Customer” means a past or present customer of ABC and/or other potential participants mutually agreed to by ABC and MBNA.

 (c)        “Acquired Account” means a retail consumer credit card account purchased by MBNA from an ABC Affiliate pursuant to the Asset Purchase Agreement.   ABC agrees that the Acquired Accounts shall not generate any Royalty compensation.

(d)         “Acquired Business Account” means a business credit card account purchased by MBNA from an ABC Affiliate pursuant to the Asset Purchase Agreement. ABC agrees that the Acquired Business Accounts shall not generate any Royalty compensation.

(e)         “Agreement” means this agreement and Schedules A, B and C.

(f)         “Asset Purchase Agreement” means the asset purchase agreement executed concurrently herewith by and between MBNA and ABC or an ABC Affiliate whereby MBNA is to purchase certain retail and business credit card accounts of ABC or an ABC Affiliate.

(g)        “Branch Solicitation Program” or “BSP” means any marketing or other program whereby ABC or an ABC Affiliate distributes take-one applications for the Program at its branches or in ABC or an ABC Affiliate Customer statements, or ABC or an ABC Affiliate conducts solicitation efforts for the Program, and the parties mutually agree that each such program shall constitute a BSP.

(h)        “BSP Account” means a Credit Card Account opened by a person pursuant to a BSP in which ABC or an ABC Affiliate complies with the BSP provisions of this Agreement. A “Reward BSP Account” means a Reward Credit Card Account opened by a person pursuant to a BSP in which ABC or an ABC Affiliate complies with the BSP provisions of the Agreement.

(i)        “Business” means any corporation, partnership, organization, association, proprietorship or other entity.

(j)       “Business Credit Card Account” means a business credit card account opened by an ABC Customer in response to marketing efforts made pursuant to the Program.

(k)      “Cardholder” means any ABC Customer (including, without limitation, any employee or agent thereof) who is a participant in the Program.

(l)       “Credit Card Account” means a consumer credit card account opened by an ABC Customer in response to marketing efforts made pursuant to the Program. A “Reward Credit Card Account” means a credit card account carrying the Reward Enhancement and opened pursuant to the Program.

(m)       “Credit Card Services” means consumer credit card programs, business credit card programs, charge card programs, debit card programs, and travel and entertainment card programs.

(n)        “Effective Date” means the date upon which MBNA acquires from ABC or an ABC Affiliate certain credit card accounts pursuant to the Asset Purchase Agreement which must be executed by January 31, 2003 and closing must occur by January 31, 2003 or such other date as the parties must mutually agree upon, otherwise this Agreement shall terminate without liability.

(o)        “Mailing List” means an updated and current lists and/or magnetic tapes (in a format designated by MBNA) containing names, postal addresses and, when available, telephone numbers and e-mail addresses of ABC Customers other than ABC Customers who were customers of a 3rd Party prior to an Event (subject to the provisions of Section 2(l)), segmented by zip codes or reasonably selected customer characteristics.

(p)        “Nonpublic Personal Information” shall have the meaning set forth in Section 509(4) of GLBA and the applicable regulations promulgated thereunder.

(q)        “Program” means those programs and services of the Credit Card Services MBNA agrees to offer pursuant to this Agreement to the ABC Customers from time to time.

(r)        “Reward Enhancement” means the loyalty reward enhancement as provided through MBNA and offered as part of the Program for Reward Credit Card Accounts.  MBNA reserves the right to change the name(s) of the Reward Enhancement, in its sole discretion, from time to time.

(s)        “Royalties” means the compensation set forth in Schedule B.

(t)        “Trademarks” means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark used or acquired by ABC or any ABC Affiliate during the term of this Agreement.

2.           RIGHTS AND RESPONSIBILITIES OF ABC

(a)          ABC agrees that during the term of this Agreement it will endorse the Program exclusively and that neither ABC nor any ABC Affiliate  shall, by itself or in conjunction with others, directly or indirectly: (i) sponsor, advertise, aid, develop, market, solicit proposals for programs offering, or discuss with any organization (other than MBNA) the providing of, any Credit Card Services of any organization other than MBNA; (ii) license or allow others to license or use the Trademarks in relation to or for promoting any Credit Card Services of any entity other than MBNA; and (iii) sell, rent or otherwise make available or allow others to sell, rent or otherwise make available any of its mailing lists or information about any current or potential ABC Customers in relation to or for promoting any Credit Card Services of any entity other than MBNA.

(b)          ABC agrees to provide MBNA with such information and assistance as may be reasonably requested by MBNA in connection with the Program.

(c)          ABC authorizes MBNA to solicit its ABC Customers by mail, direct promotion, internet, advertisements and/or telephone for participation in the Program.

(d)          ABC shall have the right of prior written approval of all Program advertising and solicitation materials to be used by MBNA which contain a Trademark; such approval shall not be unreasonably withheld or delayed.  In the event that MBNA incurs a cost because of a change requested by ABC (e.g., the cost of reissuing new credit cards), MBNA may deduct such costs from Royalties due ABC.  In the event such costs exceed Royalties then due ABC, ABC shall promptly reimburse MBNA for all such costs.

(e)          Within 14 business days of the request of MBNA, ABC shall provide MBNA with the Mailing List free of any charge; provided, however, that ABC shall not include in any Mailing List the name and/or related information regarding any person who has expressly requested that ABC not provide his/her personal information to third parties or any person with respect to whom applicable law prohibits ABC from disclosing such personal information.  In the event that MBNA incurs a cost because of a charge assessed by ABC or its agents for an initial Mailing List or an update to that list, MBNA may deduct such costs from Royalties due ABC.  ABC shall provide the first Mailing List, containing at least seventy-five thousand (75,000) non-duplicate names (of persons at least eighteen years of age) with corresponding valid postal addresses and, when available, telephone numbers and e-mail addresses, as soon as reasonably possible, but no later than thirty (30) days after ABC’s execution of this Agreement.

(f)          ABC shall only communicate with ABC Customers or potential ABC Customers on an individual basis about the Program in a manner that (i) accurately and clearly represents the Program, and (ii) is in compliance with applicable law and regulation.  ABC may respond to ABC Customer inquiries by referring such inquiries to MBNA or by distributing then-current advertising and solicitation materials provided by MBNA to ABC to the ABC Customer. Otherwise, ABC shall not communicate with ABC Customers or potential ABC Customers about the Program without MBNA’s prior written  approval.  Any correspondence received by ABC that is intended for MBNA (e.g., applications, payments, billing inquiries, etc.) shall be forwarded to the MBNA account executive via overnight courier within 24 hours of receipt.  All charges incurred for this service will be paid by MBNA.

(g)          ABC hereby grants MBNA and its affiliates a limited, exclusive license to use the Trademarks solely in conjunction with the Program, including the promotion thereof. This license may be transferred upon permitted assignment of this Agreement. This license shall remain in effect for the duration of this Agreement and shall apply to the Trademarks notwithstanding the transfer of such Trademarks by operation of law or otherwise to any permitted successor, corporation, organization or individual.  ABC shall provide MBNA all Trademark production materials (e.g., camera ready art) required by MBNA for the Program, as soon as reasonably possible, but no later than thirty (30) days after ABC’s execution of this Agreement.  Nothing stated in this Agreement prohibits ABC from granting to other persons a license to use the Trademarks in conjunction with the providing of any other service or product, except for any Credit Card Services.

(h)          ABC shall permit MBNA to advertise the Program on its home page and at other prominent locations within the internet site of ABC.  MBNA may establish a “hot-link” from such advertisements to another internet site to enable a person to apply for a Credit Card Account.  Any Credit Card Accounts generated pursuant to such a “hot-link” shall entitle ABC to the BSP compensation set forth in Schedule B, subject to the other terms and conditions of this Agreement.  ABC shall modify or remove such advertisements within twenty-four (24) hours of MBNA’s request.  MBNA’s “hot-link” from ABC’s internet site shall direct the person to an application for or information about the Program and at no time shall such hot-link (i) provide any advertisement of or access to any product other than Credit Card Services; and (ii) provide any advertisement that directly targets children.  MBNA shall (x) use commercially reasonable best efforts to ensure that its “hot-link” remains valid and that computer or cyber hackers or others cannot re-route the “hot-link” or persons using ABC’s internet site to any website that ABC deems to be objectionable, in its sole reasonable discretion; (y) at all times post on its “hot-link” location an additional  “hot-link” button so that ABC Customers have access to MBNA’s privacy notice; and (z) notify ABC in advance if the destination page of MBNA’s “hot-link” has changed.  ABC reserves the right to remove any “hot-link” or advertisement from its internet website if ABC, in its sole reasonable discretion, deems such “hot-link” or advertisement to be in violation of the terms of this Agreement or otherwise objectionable.

(i)          ABC shall ensure that at all times at least one officer or employee located at each of its then-existing branch offices (including, without limitation, any newly opened branch offices and/or branch offices acquired through merger, consolidation or otherwise) has attended, a credit card sales orientation program to be conducted by MBNA (each, a “Sales Associate Program”).  MBNA may, at its sole discretion, conduct Sales Associate Programs to assist ABC in ensuring that at least one Sales Associate Program attendee is located at each ABC branch office.  Subject to the foregoing, the timing, place and like details regarding each Sales Associate Program shall be as mutually agreed by the parties.  Each party will be responsible for its own costs associated with having officers or employees attend each Sales Associate Program.

(j)          If ABC is not, as of the Effective Date, a licensee of the MasterCard International Incorporated and/or Visa U.S.A., Inc. credit card systems as necessary or appropriate to permit ABC to fully perform this Agreement, ABC shall, at ABC’s expense, promptly obtain and maintain such license(s) and re-licensing as necessary or appropriate to enable ABC to fulfill completely its obligations hereunder and to participate in the activities contemplated by this Agreement.  Failure by ABC to promptly obtain any such license(s) shall constitute a material breach of this Agreement by ABC.

(k)          ABC agrees to comply with applicable MasterCard International Incorporated and/or Visa U.S.A., Inc. regulations and/or requirements, including, but not limited to, the requirement that ABC process cash advances at ABC locations.

(l)          If ABC or any ABC Affiliate is a party to a merger, consolidation or acquisition (“Event”) and the other party(ies) (the “3rd Party”) to the Event becomes part of ABC or an ABC Affiliate, or all or substantially all its assets are placed in ABC or in an ABC Affiliate (each the “Surviving Entity”), the following terms shall apply, and ABC shall cause each ABC Affiliate to comply with the provisions set forth herein:

(i)     if prior to the Event the 3rd Party was an issuer of any Credit Card Services to persons and/or entities resident or located in the United States of America (an “Existing Credit Card Program”), the Surviving Entity:  (x)  shall not accept or negotiate an offer or proposal from any other entity or person to purchase such United States credit card accounts and related receivables in the Existing Credit Card Program (“Assets”) until MBNA has submitted its offer to the Surviving Entity to purchase the Assets and the Surviving Entity has, in good faith, considered such offer from MBNA; (y) shall within one hundred and twenty days after the Event, cease all marketing for new accounts under the Existing Credit Card Program; and (z) shall not use, or permit others to use, any of the Trademarks in connection with the Existing Credit Card Program.  The Surviving Entity shall provide MBNA with prior written notice of an Event and with such information as is reasonably necessary or reasonably requested to develop an offer for the Assets.  If the Surviving Entity and MBNA cannot, within one hundred twenty (120) days after MBNA’s receipt of such notice, agree on the terms upon which MBNA would purchase the Assets, the Surviving Entity may either sell the Assets or continue to administer the Assets so that all new credit card account acquisition marketing is ceased and no Program Trademarks or  Mailing Lists are used in such administration. If the Surviving Entity cannot obtain a third party entity to purchase the Assets, the parties agree to develop a marketing program to encourage cardholders of the Existing Credit Card Program to accept a solicitation for a Credit Card Account under the Program and to conduct a balance transfer to promote the transferring of the outstanding balance over to the New Credit Card Account.

(ii)     if prior to the Event, the 3rd Party had an existing agent bank agreement (other than with MBNA) relating to offering any Credit Card Service to persons and/or entities resident or located in the United States of America (and thus was not itself an issuer of a Credit Card Service) (“Existing Agent Bank Agreement”), the Surviving Entity shall use commercially reasonable best efforts to terminate the Existing Agent Bank Agreement as soon as possible; provided that the Surviving Entity shall not be required to pay any interest, fees or penalties in connection with such termination.  If the Existing Agent Bank Agreement is not terminated prior to the Event, the Surviving Entity may continue the Existing Agent Bank Agreement and perform all of its obligations thereunder, but shall not: (x) permit such agreement to be renewed or extended and shall ensure that said agreement continues only until the end of its current term (as determined on the date of the Event); (y) provide, directly or indirectly, the other party to the Existing Agent Bank Agreement with any names and addresses that MBNA has a right to under this Agreement prior to the Event; and (z) use or permits others to use the Trademarks in connection with the Existing Agent Bank Agreement.  For purposes of clarification, only those trademarks or names of the 3rd Party that were part of the Existing Agent Bank Agreement prior to the Event shall be utilized in connection with the Existing Agent Bank Agreement after the Event. If the 3rd Party’s existing agent bank agreement prior to the Event was with MBNA, then such agreement shall inure to the Surviving Entity, and continue in full force and effect with respect to the Surviving Entity and the Credit Card Services accounts generated pursuant thereto, through the end of its current term, unless otherwise agreed to by the parties.

3.          RIGHTS AND RESPONSIBILITIES OF MBNA

(a)          MBNA shall design, develop and administer the Program.  MBNA shall market the Program and shall service and administer the Credit Card Accounts in accordance with the same high standards and the degree of service, skill, attention and care that MBNA exercises with respect to its other similar financial institution credit card account portfolios.

(b)          Except as provided in Section 4, MBNA shall design all advertising, solicitation and promotional materials with regard to the Program.  MBNA reserves the right of prior written approval of all advertising and solicitation materials concerning or related to the Program, which may be developed by or on behalf of ABC.

(c)          MBNA shall bear all costs of producing and mailing materials for the Program.

(d)          MBNA shall make all credit decisions and shall bear all credit risks with respect to each Cardholder’s account(s) independently of ABC.

(e)          MBNA shall use the Mailing Lists provided pursuant to this Agreement consistent with this Agreement and shall not permit those entities handling these Mailing Lists to use them for any other purpose.  MBNA shall have the sole right to designate individuals or Businesses on these Mailing Lists to whom promotional material will not be sent.  These Mailing Lists are and shall remain the sole property of ABC and shall, at ABC’s request following the termination of this Agreement, be promptly returned to ABC or destroyed to ABC’s reasonable satisfaction, in either case at MBNA’s expense.  However, MBNA may maintain separately all information which it obtains as a result of an account relationship or an application for an account relationship.  This information becomes a part of MBNA’s own files and shall not be subject to this Agreement; provided however that MBNA will not use this separate information in a manner that would imply an endorsement by ABC.

(f)          MBNA shall not solicit ABC Customers for financial services not related to the Program during the term of this Agreement, provided that MBNA may solicit any ABC Customer or Cardholder whose name is obtained through any source other than ABC and who is eligible for any other program offered by MBNA but only in connection with that other program.

(g)          The parties agree to meet each year during the term of the Agreement to jointly develop the yearly marketing plan at which time the frequency and timing of the mail and telemarketing campaigns and BSP programs will be jointly determined.

(h)          MBNA and ABC shall comply with the requirements of Subtitle A of Title V of the Gramm-Leach-Bliley Act (“GLBA”) and the applicable regulations promulgated thereunder.  MBNA and ABC consider their relationship under the Agreement to be a joint marketing relationship as defined in Section 216.13 of Regulation P.  MBNA and ABC shall describe the existence of the joint marketing agreement, as required by Section 216.6(a)(5) of Regulation P, in their initial, annual, and, if applicable, revised privacy notices. Consistent with Section 216.13 of Regulation P, MBNA shall not disclose or use the Nonpublic Personal Information provided by ABC other than to carry out the purposes of designing, developing and administering the Program or as otherwise permitted pursuant to Sections 216.11, 216.14, and 216.15 of Regulation P. MBNA shall follow the safeguards established pursuant to Section 501(b) of GLBA.

(i)          Except as otherwise provided in Section 3(h), MBNA agrees that it will comply in all material respects with federal law and the laws of the State of Delaware, including, but not limited to, the Truth in Lending Act and the Equal Credit Opportunity Act with regard to the Program.   The parties agree that MBNA’s failure to comply with this Section 3(i) is not a material breach under this Agreement unless such failure to comply materially effects the Program.

(j)          Currently, MBNA uses its Customer Satisfaction Test to help it determine its success in servicing its customers.  Each calendar year, at the request of ABC,  MBNA shall provide ABC with a report showing MBNA’s success in serving its customers based upon the then current standards.  In the event that there is a material departure from the designated standards and MBNA’s actual performance in any calendar year, MBNA shall meet with ABC and explain the reasons for the departure and how MBNA plans to achieve the designated standards.  In the event that there continues to be a material departure from the designated standards in the next two calendar quarters following the meeting, the parties shall escalate the discussion above the operating level of each party to senior managers.  These senior managers shall resolve any concerns ABC has concerning the customer service MBNA is providing.

4.          BRANCH SOLICITATION PROGRAM:

(a)         MBNA shall design all advertising, solicitation and promotional material with regard to the Program, except with respect to those materials designed by ABC pursuant to any BSP.  In that regard, ABC shall give MBNA sixty (60) days prior notice of its desire to engage in marketing efforts regarding the Program itself, specifying that accounts generated from such efforts will entitle ABC to the Royalty specified in Schedule B, subject to the other terms and conditions of this Agreement.

(b)          All marketing materials generated as a result of such BSP programs shall be coded by ABC for tracking purposes.  Marketing materials or telemarketing inquiries from ABC Customers which, in either case, do not contain or reference such coding shall not be considered eligible for any of the BSP Royalty as set forth in Schedule B.

(c)          In addition to all other rights it may have under this Agreement, MBNA shall have the right of prior approval of all advertising and solicitation materials distributed by ABC pursuant to any BSP.  MBNA shall have approval and control of the scope, timing, content and continuation of any BSP.

(d)         Other than the production and delivery of take-one applications to ABC, all costs incurred by MBNA in producing and mailing materials created pursuant to any BSP or of supporting the marketing efforts of ABC pursuant to any BSP shall be deducted from any or all Royalty payments due ABC under this Agreement.

(e)         ABC shall comply with MBNA’s instructions and all applicable laws, including, without limitation, the Truth in Lending Act and the Equal Credit Opportunity Act, with regard to any BSP.

5.          REPRESENTATIONS AND WARRANTIES

(a)         ABC and MBNA each represents and warrants to the other that as of the Effective Date and throughout the term of this Agreement:

             (i)          It is duly organized or formed, validly existing and in good standing.

            (ii)          It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

            (iii)          This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by insolvency, receivership, conservatorship, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

            (iv)          No consent, approval or authorization from any third party is required in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect.

            (v)           The execution, delivery and performance of this Agreement by such party will not constitute a violation of any law, rule, regulation, court order or ruling applicable to such party.

(b)        ABC represents and warrants to MBNA as of the date hereof and throughout the term of this Agreement that it has the right and power to license the Trademarks to MBNA for use as contemplated by this Agreement and to provide the Mailing List(s) to MBNA for the promotion of the Program.

6.          ROYALTIES

(a)         During the term of this Agreement, MBNA shall pay Royalties to ABC.  Royalties will not be paid without a completed Schedule C (W-9 Form and EFT Form).  Except as otherwise provided in Schedule B, payment of Royalties then due shall be made approximately forty five (45)  days after the end of each calendar quarter.  All payments shall be in U.S. dollars.

(b)         On or before the forty five (45) day after the end of each calendar quarter during the term of this Agreement, MBNA will provide ABC with an itemized statement showing the number of Credit Card Accounts opened, the number of Credit Card Accounts renewed and the finance charge dollar volume (excluding those transactions that relate to refunds, returns and unauthorized transactions), made during the preceding calendar period.

(c)         Upon the written request of ABC,  but no more frequently than two (2) requests in any twelve (12) month period, MBNA shall provide ABC with system reports generated by MBNA containing all the information which both (i) formed the basis of MBNA’s calculation of the

Royalties due ABC since the last request was made or, if no previous request was made hereunder, for the last four (4) Royalty calculations performed by MBNA, and (ii) may be disclosed by MBNA without violating any legal rights of any third party or obligation of MBNA.  Such reports shall be certified by an officer of MBNA as to their accuracy; provided, however, that the reports shall be certified as to their accuracy by the nationally recognized independent certified public accountants then being utilized by MBNA, at ABC’s expense, if ABC so requests such accountants’ certification in its written request(s) for the generation of such reports hereunder.

7.          CROSS INDEMNIFICATION

ABC and MBNA each will indemnify and hold harmless the other party, its directors, officers, agents, employees, affiliates, insurers, successors and assigns (the “Indemnitees”) from and against any and all liability, causes of action, claims, and the reasonable and actual costs incurred in connection therewith (“Losses”), resulting from the material breach of this Agreement by ABC or MBNA, respectively as the case may be, or its directors, officers or employees.  ABC will indemnify and hold harmless MBNA and its Indemnitees from and against any and all Losses arising from the Trademark license granted herein or from MBNA’s use of the Trademarks in reliance thereon, or from the use of the Mailing List(s) by MBNA provided such use is in accordance with the terms of this Agreement.  Each party shall promptly notify the other party in the manner provided herein upon learning of any claims or complaints that may reasonably result in the indemnification by the other party.  All indemnities contained in this Section 7 shall survive the termination of this Agreement for a period of three years.

8.          PROGRAM ADJUSTMENTS

A summary of the current features of the Program are set forth in Schedule A.  MBNA reserves the right to make periodic adjustments to the Program and its terms and features.

9.          CONFIDENTIALITY

(a)         The terms of this Agreement, any proposal, financial information and proprietary information provided by or on behalf of one party to the other party prior to, contemporaneously with, or subsequent to, the execution of this Agreement (the “Information”) are confidential as of the date of disclosure.  Such Information will not be disclosed by such other party to any other person or entity, except as permitted under this Agreement or as mutually agreed in writing.  MBNA and ABC shall be permitted to disclose such Information (i) to their accountants, legal, financial and marketing advisors, and employees as necessary for the performance of their respective duties, provided that said persons agree to treat the Information as confidential in the above described manner and (ii) as required by law or by any governmental regulatory authority.

(b)          In addition to the foregoing, MBNA shall, and shall use its commercially reasonable best efforts to cause its authorized agents and representatives to, hold in strict confidence, and except in connection with the transactions contemplated hereby or in the fulfillment of MBNA’s obligations under this Agreement, not disclose to any person or entity without the prior written consent of ABC, any Nonpublic Personal Information of the ABC Customers that has been or will be provided by ABC to MBNA on any Mailing List  (collectively, “ABC Customer Proprietary Information”).  The parties agree that such ABC Customer Proprietary Information may be disclosed by MBNA (i) where necessary to any regulatory authorities or governmental agencies, (ii) if required by court order or decree, or (iii) if ABC is advised in writing by counsel of MBNA that MBNA is legally required to make such disclosure.  If such ABC Customer Proprietary Information is to be disclosed pursuant to clause (i), (ii) or (iii) hereinabove, MBNA shall (x) give as much notice to ABC as is practicable prior to making such disclosure, (y) cooperate with ABC and its counsel to obtain an appropriate protective order or other reliable assurance (at ABC’s expense) to prevent or limit the disclosure of the ABC Customer Proprietary Information and (z) disclose only that portion of the ABC Customer Proprietary Information as is necessary to comply with applicable law.  The term ABC Customer Proprietary Information shall not include information which MBNA obtains as a result of an account relationship or an application for an account relationship as provided for in Section 3(e) of this Agreement.

(c)          MBNA acknowledges and agrees that a breach by MBNA of the terms of this Section 9 or Section 10 hereof would cause irreparable harm and damage to ABC, the extent and amount of which are incapable of reasonably accurate valuation as of the date hereof.  Accordingly, nothing set forth herein shall bar ABC’s right to obtain specific performance of the provisions of this Section 9 or Section 10 hereof and to obtain injunctive relief against threatened conduct that will cause ABC loss or damages, under customary equity rules, including, without limitation, applicable rules for obtaining restraining orders and preliminary injunctions.  MBNA agrees that ABC may obtain injunctive relief, without bond, but upon due notice, in addition to all further and other relief as may be available at law or in equity.

(e)          The rights of ABC under this Section 9 and Section 10 hereof are cumulative, and no exercise or enforcement by ABC of any right or remedy under this Section 9 and Section 10 hereof shall preclude the exercise or enforcement by ABC of any other right or remedy under this Agreement or to which ABC is entitled at law or in equity to enforce.

10.          INFORMATION SECURITY

All ABC Customer Proprietary Information shall be deemed to be confidential information, and MBNA shall not, without the prior written consent of ABC, use any ABC Customer Proprietary Information for any purpose other than as reasonably necessary to fulfill the terms of this Agreement.  MBNA shall not make ABC Customer Proprietary Information available to any employees, contractors or agents of MBNA except those with a need to know such information for purposes of MBNA’s performance hereunder.

11.          TERM OF AGREEMENT

The initial term of this Agreement and the obligation to pay Royalties will begin on the Effective Date and end on December 31, 2007. This Agreement and the obligation to pay Royalties will automatically extend at the end of the initial term or any renewal term for successive two-year periods, unless either party gives written notice of its intention not to renew at least ninety (90) days, but not more than one hundred eighty (180) days, prior to the last date of such term or renewal term, as applicable.

12.          STATE LAW GOVERNING AGREEMENT

This Agreement shall be governed by and subject to the laws of the State of Delaware (without regard to its conflict of laws principles) and shall be deemed for all purposes to be made and fully performed in Delaware.

13.         TERMINATION

(a)          In the event of any material breach of this Agreement by MBNA or ABC, the other party may terminate this Agreement by giving notice, as provided herein, to the breaching party.  This notice shall (i) describe the material breach; and (ii) state the party’s intention to terminate this Agreement.  If the breaching party does not cure or substantially cure such breach within sixty (60) days after receipt of notice, as provided herein (the “Cure Period”), then this Agreement shall terminate sixty (60) days after the Cure Period.

(b)        If either MBNA or ABC becomes insolvent in that its liabilities exceed its assets or it is unable to meet or it has ceased paying its obligations as they generally become due, or it is adjudicated insolvent, or takes advantage of or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation or becomes subject to the supervisory powers vested in any governing person or body (other than those supervisory powers exercised by such governing person or body with respect to financially sound institutions), then the other party may immediately terminate this Agreement upon notice to the other party or its representative.

(c)         Upon termination of this Agreement, MBNA shall, in a manner consistent with Section 13(d) of this Agreement, cease to use the Trademarks.  MBNA agrees that upon such termination it will not claim any right, title, or interest in or to the Trademarks or to the Mailing Lists provided pursuant to this Agreement.  However, MBNA may conclude all solicitation that is required by law without the use of the Trademarks.

(d)          MBNA shall have the right to prior review and approval of any notice in connection with, relating or referring to the termination of this Agreement to be communicated by ABC to the ABC Customers.  Such approval shall not be unreasonably withheld or delayed.  Upon termination of this Agreement, ABC shall not attempt to cause the removal of ABC’s identification or Trademarks from any person’s credit devices, checks or records of any Cardholder existing as of the effective date of termination of this Agreement.

(e)          If ABC is subject to conservatorship or receivership under the authority of the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, or a state or federal regulatory or supervisory agency, then MBNA, at its sole discretion, may offer to continue the Agreement with the resulting or succeeding financial institution on the same terms and conditions, provided however, that said financial institution shall be responsible for the cost to MBNA to reissue credit cards bearing the name of said institution at a rate of Two Dollars and Fifty Cents ($2.50) per card to be deducted by MBNA from the future compensation due to the said resulting or successor institution.

(f)          For a one (1) year period following the termination of this Agreement for any reason other than a breach of this Agreement by MBNA, ABC agrees that neither ABC nor any ABC Affiliate shall, by itself or in conjunction with others, directly or indirectly, specifically target any offer of a credit card or charge card to persons who were Cardholders.  Notwithstanding the foregoing, ABC may, after termination of this Agreement, offer persons who were Cardholders the opportunity to participate in another credit card or charge card program endorsed by ABC provided the opportunity is not only made available to such persons, but rather is offered as a part of a general solicitation to all ABC Customers and provided further no such persons are directly or indirectly identified as a customer of MBNA, or offered any terms or incentives different from that offered to all ABC Customers.

14.         MISCELLANEOUS

(a)          This Agreement cannot be amended except by written agreement signed by the authorized agents of both parties hereto.

(b)          The obligations in Sections 6 (for purposes of paying Royalties that accrued up through the date of termination of this Agreement), 7 (as limited by Section 7), 9, 13(c), 13(d), 13(e) and 13(f) hereof shall survive any termination of this Agreement indefinitely.

(c)          The failure of any party to exercise any rights under this Agreement shall not be deemed a waiver of such right or any other rights.

(d)         The section captions are inserted only for convenience and are in no way to be construed as part of this Agreement.

(e)          If any part of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement which shall survive and be construed as if such invalid or unenforceable part had not been contained herein.

(f)          All notices relating to this Agreement shall be in writing and shall be deemed received (i) upon receipt by hand delivery, confirmed facsimile or overnight courier, or (ii) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested.  All notices shall be addressed as follows:

(1)	If to ABC:

ABC Bancorp
24 Second Avenue, SE
Moultrie, GA 31768

	ATTENTION:	Mike McDonald
Senior Vice President

Fax #: (229) 873-4456

(2)	If to MBNA:

MBNA AMERICA BANK, N. A.
Rodney Square
Wilmington, Delaware 19884-0211

	ATTENTION:	William P. Morrison, Sr.
Senior Executive Vice President

Fax #:(302) 432-0805

Any party may change the address to which communications are to be sent by giving notice, as provided herein, of such change of address.

(g)          This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior promises and agreements, written or oral, with respect to the matters covered herein.  Without the prior written consent of MBNA, which shall not be unreasonably withheld, ABC may not assign any of its rights or obligations under or arising from this Agreement.  MBNA may not assign any of its rights or obligations under this Agreement to any other person without the prior consent of ABC, which shall not be unreasonably withheld; provided however, that MBNA may assign or transfer, without consent, its rights and/or obligations under this Agreement:

(i)	to any individual, corporation or other entity (other than an affiliate of MBNA) pursuant to a merger, consolidation, or a sale of all or substantially all the assets of MBNA; or

(ii)	to any affiliate of MBNA.

(h)          MBNA may utilize the services of any third party in fulfilling its obligations under this Agreement.  Certain Credit Card Services or services under this Agreement may be offered through MBNA’s affiliates.  For example, business credit cards are currently issued and administered by MBNA (Delaware), N.A., and certain marketing services are currently provided by MBNA Marketing Systems, Inc.

(i)          MBNA and ABC are not agents, representatives or employees of each other and neither party shall have the power to obligate or bind the other in any manner except as otherwise expressly provided by this Agreement.

(j)          Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than ABC and MBNA, their successors and assigns, any rights or remedies under or by reason of this Agreement.

(k)          Neither party shall be in breach hereunder by reason of its delay in the performance of or failure to perform any of its obligations herein if such delay or failure is caused by acts of God or the public enemy, riots, incendiaries, interference by military authorities or any other similar event beyond its reasonable control or without its fault or negligence.

(l)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)          Except as otherwise provided herein, each party will be responsible for, and will pay or reimburse the other for, all expenses, including, without limitation, any sales, use, excise, value-

added or similar taxes (but not including taxes on net income or franchise taxes), arising out of its performance of this Agreement.

IN WITNESS WHEREOF, each of the parties, by its representative, has executed this Agreement as of the date first above written.

	ABC BANCORP		MBNA AMERICA BANK, N.A.

By:	/s/ KENNETH J. HUNNICUTT	By:	/s/ WILLIAM P. MORRISON, SR.

Name:	Kenneth J. Hunnicutt	Name:	William P. Morrison, Sr.
Title:	Chief Executive Officer	Title:	Senior Executive Vice President

Date:	December 20, 2002	Date:	December 20, 2002

SCHEDULE A

TERMS AND FEATURES

Subject to (i) MBNA’s right to vary the Program and its terms and features, and (ii) theapplicable agreement entered into between MBNA and each applicable Cardholder:

A.	CREDIT CARD ACCOUNTS (OTHER THAN ACQUIRED ACCOUNTS AND REWARD CREDIT CARD ACCOUNTS)

	1.	There is NO annual fee.

2.

The current annual percentage rate (“APR”) will be a fixed rate of 12.99%. The APR for ABC employee accounts will be at least 100 basis points less than the APR for current Program take one applications.  The current APR for ABC employee accounts will be 10.99%.

	3.	Cardholders may be offered opportunities to purchase a variety of communication services and to select credit insurance as a benefit under the Program.

B.	CONSUMER REWARD CREDIT CARD ACCOUNTS

	1.	There is NO annual fee.

	2.	The current APR is 13.99.

	3.	Cardholders may be offered opportunities to purchase a variety of communication services and to select credit insurance as a benefit under the Program.

C.	BUSINESS CREDIT CARD ACCOUNTS (OTHER THAN ACQUIRED BUSINESS ACCOUNTS)

MBNA reserves the right to change the product name(s) (e.g., Platinum Plus for Business), in its sole discretion, from time to time.

1.

There is no annual fee for each business card issued to an individual or business entity pursuant to the BusinessCard Credit Card Account program.  MBNA reserves the right to make special pricing offers for BusinessCard Credit Card Accounts to select ABC Customers at its own discretion.

	2.	The current APR for BusinessCard Credit Card Accounts is a fixed rate of 12.99%

SCHEDULE B

ROYALTY ARRANGEMENT

During the term of this Agreement, MBNA will pay ABC a Royalty calculated as follows, for those accounts with active charging privileges.  MBNA may create a special class of accounts for ABC employees under the Program, and will not pay compensation for such designated accounts.  Subject to the terms of this Agreement, all Royalty payments due hereunder are subject to adjustment by MBNA for any prior underpayment or overpayment of Royalties by MBNA:

A.	CREDIT CARD ACCOUNTS (OTHER THAN ACQUIRED ACCOUNTS & REWARD CREDIT CARD ACCOUNTS)

	1.	$10.00 (ten dollars) for each new Credit Card Account opened, which remains open for at least ninety (90) consecutive days.

2.

5.00% (five percent) of the finance charges assessed by the application of the relevant periodic rate(s) to the respective average daily balance(s) of certain Credit Card Accounts (the “Finance Charges”).  This payment shall be calculated as of the end of each calendar quarter, based upon average daily balances measured as of the end of each of the preceding three months.  Each such monthly measurement shall include only Finance Charges assessed during such month, and shall exclude Finance Charges assessed on Credit Card Accounts which, as of the day of measurement, are thirty-five (35) or more days delinquent or are 10% or more over the assigned credit line for such Credit Card Account.

B.	CONSUMER REWARD CREDIT CARD ACCOUNTS (OTHER THAN ACQUIRED ACCOUNTS)

1.

$10.00 (ten dollar) for each consumer Reward Credit Card Account opened, which remains open for at least ninety (90) consecutive days. This Royalty will not be paid for any Credit Card Account which, after opening, converts to a Reward Credit Card Account.

2.

2.50% (two & one half percent) of the finance charges assessed by the application of the relevant periodic rate(s) to the respective average daily balance(s) of certain Plus Rewards Credit Card Accounts (the “Finance Charges”).  This payment shall be calculated as of the end of each calendar quarter, based upon average daily balances measured as of the end of each of the preceding three months.  Each such monthly measurement shall include only Finance Charges assessed during such month, and shall exclude Finance Charges assessed on Credit Card Accounts which, as of the day of measurement, are thirty-five (35) or more days delinquent or are 10% or more over the assigned credit line for such Credit Card Account.

C.	CONSUMER BSP ACCOUNTS

1.

$25.00 (twenty five dollars) for each consumer BSP Account opened, which remains open for at least ninety (90) consecutive days and which is utilized by the Cardholder within the first ninety (90) consecutive days of the BSP Account’s opening for at least one purchase or cash advance which is not subsequently rescinded, the subject of a charge back request, or otherwise disputed.  Such BSP Accounts will not qualify for any other opening-of-an-account Royalty.

2.

$25.00 (twenty five dollars) for each consumer Reward BSP Account opened, which remains pen for at least ninety (90) consecutive days and which is utilized by the Customer within the first ninety (90) consecutive days of the Reward BSP Account’s opening for at least one purchase or cash advance which is not subsequently rescinded, the subject of a charge back request, or otherwise disputed.  Such Reward BSP Accounts will not qualify for any other opening-of-an-account Royalty.

D.	BUSINESS CREDIT CARD ACCOUNTS (OTHER THAN ACQUIRED BUSINESS ACCOUNTS)

BusinessCard Credit Card Account compensation provisions shall not affect any other compensation provisions contained in the Agreement, and the compensation provisions referencing any other form of Credit Card Accounts shall not apply to BusinessCard Credit Card Accounts.

0.20% (two tenths of one percent) of the retail purchase transaction dollar volume generated by Customers using a BusinessCard Credit Card Account with active charging privileges, excluding those transactions that (i) relate to refunds, returns and/or unauthorized transactions, and/or (ii) are cash equivalent transactions (e.g., the purchase of wire transfers, money orders, bets, lottery ticket, or casino gaming chips).